Press Release
FOR RELEASE: December 22, 2022

APOGEE ENTERPRISES REPORTS FISCAL 2023 THIRD QUARTER RESULTS

•Third-quarter revenue grows 10 percent, to $368 million

•Third-quarter earnings increase to $1.07 per diluted share

•Strong cash flow, with $54 million of cash from operations in the third quarter

•Full year adjusted earnings guidance narrowed to a range of $3.90 to $4.05 per diluted share

MINNEAPOLIS, MN, December 22, 2022 – Apogee Enterprises, Inc. (Nasdaq: APOG) today announced its fiscal 2023 third quarter results. Third-quarter revenue grew 10.1 percent to $367.8 million, compared to $334.2 million in the third quarter of fiscal year 2022, led by Architectural Framing Systems and Architectural Glass. Earnings per diluted share increased to $1.07, compared to $0.44 per diluted share in the prior-year quarter. Earnings in the prior-year quarter included $6.4 million of pre-tax restructuring and impairment costs. Excluding these costs, adjusted earnings in last year’s third quarter were $0.63 per diluted share.1

“Our team continued to deliver impressive results this quarter, with double-digit revenue growth, significant margin expansion, and strong cash flow,” said Ty R. Silberhorn, Chief Executive Officer. “The execution of our strategy is transforming Apogee into a higher performing, more resilient company. Over the past year, we’ve made significant, sustainable cost and productivity improvements, strengthened our focus on differentiated products and services, and fostered a results-driven culture to deliver value for our customers.”

Mr. Silberhorn continued, “The margin gains and earnings growth we’ve achieved over the past four quarters have established a new baseline of performance for the company. As we move forward, we expect to drive continued progress toward our margin and ROIC goals. We’re also investing to develop the talent and capabilities that we’ll need to enable sustained above-market growth.”
1 Adjusted earnings and adjusted earnings per share are non-GAAP financial measures. See Use and Reconciliation of Non-GAAP Financial Measures later in this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Segment Results

Architectural Framing Systems
Architectural Framing Systems revenue grew 17 percent, to $165.0 million, from $141.5 million in the prior-year period, primarily driven by inflation-related pricing. Operating income increased to $22.1 million, compared to $12.1 million in last year’s third quarter, primarily driven by improved pricing and mix, which more than offset the impact of inflation. Segment backlog at the end of the quarter was $246 million, compared to $286 million at the end of the second quarter and $269 million one year ago. Framing Systems’ prior year results have been recast to reflect the move of the Sotawall business to the Architectural Services segment, which was effective at the beginning of this fiscal year.

Architectural Services
Architectural Services revenue in the third quarter was $102.0 million, compared to $105.4 million in the prior-year quarter. Operating income was $6.0 million, compared to $7.8 million in the prior-year period, reflecting lower profitability on legacy Sotawall projects and costs related to investments to support future growth. Segment backlog at the end of the quarter was $741 million, compared to $785 million at the end of the second quarter and $722 million one year ago. Prior-year results for Architectural Services have been recast to reflect the move of the Sotawall business into the segment, which was effective at the beginning of this fiscal year.

Architectural Glass
Architectural Glass revenue grew 10 percent to $81.5 million, compared to $74.3 million in the prior-year quarter, primarily driven by improved pricing and mix. Operating income increased to $7.5 million, compared to an operating loss of $(1.3) million in last year’s third quarter, which included $3.5 million of restructuring costs. Excluding the restructuring costs, adjusted operating income2 in the prior year was $2.2 million. The increased income in this year’s third quarter was driven by improved pricing, mix, and productivity gains, which combined to offset the impact of inflation.

Large-Scale Optical
Large-Scale Optical revenue was $26.7 million, compared to $27.4 million in last year’s third quarter, primarily reflecting lower volume. Operating income was $7.1 million, up from $6.0 million in last year’s third quarter, primarily reflecting lower operating costs.

Financial Condition
In the third quarter, net cash provided by operating activities was $53.8 million, compared to $31.4 million in last year’s third quarter. Fiscal year to date, net cash provided by operating activities was $51.1 million, compared to $86.3 million in the prior-year period. The lower year-to-date cash flow primarily reflects increased working capital related to revenue growth and inflation. Fiscal year to date, capital expenditures were $18.1 million, compared to $13.1 million in the same period last year. Fiscal year to date, the company has returned $88.7 million of cash to shareholders through share repurchases and dividend payments, up from $44.2 million in the same period last year.

Quarter-end total debt was $203.7 million, compared to $163.0 million at the end of last year’s third quarter. Cash and cash equivalents were $21.7 million, compared to $37.6 million at the end of the third quarter of fiscal 2022.

Outlook
Based on year-to-date results and increasing confidence in its outlook, the company is narrowing its guidance for full year adjusted earnings to a range of $3.90 to $4.05 per diluted share, from the previously announced range of $3.75 to $4.05. The company now expects full year revenue growth of approximately10 percent,
2 Adjusted operating income is a non-GAAP financial measure. See Use and Reconciliation of Non-GAAP Financial Measures later in this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

primarily driven by growth in Architectural Framing Systems, and full-year capital expenditures of approximately $40 million.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and provide a business update. This call will be webcast and is available in the Investor Relations section of the company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s website.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural products and services for enclosing buildings, and high-performance glass and acrylic products used for preservation, energy conservation, and enhanced viewing. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes high-performance architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
This release and other financial communications may contain the following non-GAAP measures:

•Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at this adjusted measure in recent reporting periods include: impairment charges, restructuring costs, acquired project-related charges, gains or losses from significant asset sales, income tax deductions for worthless stock losses, and COVID-19 related expenditures.
•Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.
•Net debt is a non-GAAP measure defined as total debt (current debt plus long-term debt) on our consolidated balance sheet, less cash and cash equivalents. The company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.
•Adjusted EBITDA represents net income before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items. We believe this metric provides useful information to investors and analysts about the Company's performance because it eliminates the effects of certain items that are unusual in nature or whose fluctuation from period to period do not necessarily correspond to changes in the operations of the company.

A reconciliation of non-GAAP guidance on Adjusted EPS to GAAP guidance is not available on a forward-looking basis without unreasonable effort due to the uncertainty of the magnitude and timing of future adjustments. These adjustments may include, among others, the impact of such items as impairment charges, restructuring costs, acquired project-related charges, and gains or losses from significant asset sales. Accordingly, the company is unable to provide a reconciliation of Adjusted EPS to the most directly comparable GAAP financial measure or address the probable significance of the unavailable information, which could be material to the company's future financial results computed in accordance with GAAP.

An operational measure that management uses is backlog. Backlog represents the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. Backlog is not a term defined under U.S. GAAP and is not a measure of contract

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

profitability. Backlog should not be used as the sole indicator of future segment revenue because we have a substantial number of projects with short lead times that book-and-bill within the same reporting period and are not included in backlog.

Management uses non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. Non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the company , including the following: (A) uncertainty regarding the potential impacts and duration of the COVID-19 pandemic; (B) U.S. and global economic conditions, including the cyclical nature of the North American and Latin American commercial construction industries and the potential impact of an economic downturn or recession; (C) fluctuations in foreign currency exchange rates; (D) actions of new and existing competitors; (E) ability to effectively utilize and increase production capacity; (F) departure of key personnel and ability to source sufficient labor; (G) product performance, reliability and quality issues; (H) project management and installation issues that could affect the profitability of individual contracts; (I) changes in consumer and customer preference, or architectural trends and building codes; (J) dependence on a relatively small number of customers in one operating segment; (K) revenue and operating results that could differ from market expectations; (L) self-insurance risk related to a material product liability or other events for which the company is liable; (M) dependence on information technology systems and information security threats; (N) cost of compliance with and changes in environmental regulations; (O) supply chain disruptions, including fluctuations in the availability and cost of materials used in our products and the impact of trade policies and regulations; (P) integration of acquisitions and management of acquired contracts; (Q) impairment of goodwill or indefinite-lived intangible assets; (R) our ability to execute our strategy to become the economic leader in our target markets and build an operating model to enable profitable growth; (S) increases in costs related to employee health care benefits; (T) risks that anticipated results from business restructuring initiatives will not be achieved, implementation of cost-saving and business restructuring initiatives may take more time or cost more than expected, the anticipated cost savings may be materially less than anticipated, and the restructuring may result in disruption in delivery of services to our customers; (U) U.S. and global instability and uncertainty arising from events outside of our control; and (V) the impact of cost inflation and rising interest rates. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements and that other factors may in the future prove to be important in affecting the company’s results, performance, prospects, or opportunities. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2022 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts)	November 26, 2022	November 27, 2021	% Change	November 26, 2022	November 27, 2021	% Change
Net sales	$367,847	$334,217	10%	$1,096,591	$986,020	11%
Cost of sales	281,239	269,537	4%	839,430	805,627	4%
Gross profit	86,608	64,680	34%	257,161	180,393	43%
Selling, general and administrative expenses	51,847	46,970	10%	157,112	149,709	5%
Operating income	34,761	17,710	96%	100,049	30,684	226%
Interest expense, net	2,590	528	391%	5,494	2,838	94%
Other expense, net	552	3,057	(82)%	2,035	3,266	(38)%
Earnings before income taxes	31,619	14,125	124%	92,520	24,580	276%
Income tax expense	7,854	3,068	156%	8,635	4,821	79%
Net earnings	$23,765	$11,057	115%	$83,885	$19,759	325%

Earnings per share - basic	$1.09	$0.44	148%	$3.81	$0.79	382%
Earnings per share - diluted	$1.07	$0.44	143%	$3.74	$0.78	379%
Weighted average basic shares outstanding	21,870	24,957	(12)%	22,043	25,166	(12)%
Weighted average diluted shares outstanding	22,278	25,309	(12)%	22,456	25,459	(12)%
Cash dividends per common share	$0.2200	$0.2000	10%	$0.6600	$0.6000	10%

Business Segment Information
(Unaudited)
	Three Months Ended			Nine Months Ended
(In thousands)	November 26, 2022	November 27, 2021	% Change	November 26, 2022	November 27, 2021	% Change
Net sales
Architectural Framing Systems	$165,013	$141,462	17%	$501,172	$415,203	21%
Architectural Services	102,031	105,404	(3)%	312,151	292,506	7%
Architectural Glass	81,541	74,289	10%	235,158	236,693	(1)%
Large-Scale Optical	26,660	27,351	(3)%	76,988	75,122	2%
Intersegment eliminations	(7,398)	(14,289)	(48)%	(28,878)	(33,504)	(14)%
Net sales	$367,847	$334,217	10%	$1,096,591	$986,020	11%
Operating income (loss)
Architectural Framing Systems	$22,089	$12,085	83%	$66,266	$28,837	130%
Architectural Services	6,032	7,807	(23)%	14,449	19,172	(25)%
Architectural Glass	7,461	(1,277)	684%	19,087	(16,143)	218%
Large-Scale Optical	7,109	5,996	19%	19,598	17,326	13%
Corporate and other	(7,930)	(6,901)	15%	(19,351)	(18,508)	5%
Operating income	$34,761	$17,710	96%	$100,049	$30,684	226%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	November 26, 2022	February 26, 2022
Assets
Cash and cash equivalents	$21,746	$37,583
Restricted cash	3,718	—
Current assets	371,226	300,309
Net property, plant and equipment	231,173	249,995
Other assets	290,583	299,976
Total assets	$918,446	$887,863
Liabilities and shareholders' equity
Current liabilities	232,037	231,946
Current debt	—	1,000
Long-term debt	203,735	162,000
Other liabilities	105,036	106,718
Shareholders' equity	377,638	386,199
Total liabilities and shareholders' equity	$918,446	$887,863

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Nine Months Ended
(In thousands)	November 26, 2022	November 27, 2021
Net earnings	$83,885	$19,759
Depreciation and amortization	31,925	38,353
Share-based compensation	5,961	4,807
Asset impairment on property, plant, and equipment	—	16,638
Gain on disposal of assets	(1,484)	(1,250)
Other, net	14,832	6,899
Changes in operating assets and liabilities:
Receivables	(58,202)	6,443
Inventories	(5,822)	(2,657)
Costs and earnings on contracts in excess of billings	(2,599)	1,168
Accounts payable and accrued expenses	(11,985)	5,440
Billings in excess of costs and earnings on uncompleted contracts	20,884	(4,474)
Refundable and accrued income taxes	(14,391)	5,255
Operating lease liability	(9,168)	(9,387)
Other, net	(2,724)	(703)
Net cash provided by operating activities	51,112	86,291
Capital expenditures	(18,119)	(13,070)
Proceeds from sales of property, plant and equipment	5,212	1,347
Other, net	923	76
Net cash used by investing activities	(11,984)	(11,647)
Borrowings on line of credit	430,879	—
Repayment on debt	(151,000)	(2,000)
Payments on line of credit	(239,000)	—
Payments on debt issuance costs	(790)	—
Proceeds from exercise of stock options	—	4,115
Repurchase and retirement of common stock	(74,312)	(29,164)
Dividends paid	(14,415)	(15,050)
Other, net	(2,959)	(1,895)
Net cash used by financing activities	(51,597)	(43,994)
(Decrease) increase in cash, cash equivalents and restricted cash	(12,469)	30,650
Effect of exchange rates on cash	350	345
Cash, cash equivalents and restricted cash at beginning of year	37,583	47,277
Cash, cash equivalents and restricted cash at end of period	$25,464	$78,272

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
Unaudited

	Three Months Ended		Nine Months Ended
(In thousands)	November 26, 2022	November 27, 2021	November 26, 2022	November 27, 2021
Net earnings	$23,765	$11,057	$83,885	$19,759
Worthless stock deduction(1)	—	—	(13,702)	—
Restructuring costs(2)	—	3,419	—	24,233
Impairment of equity investment(3)	—	3,000	—	3,000
Income tax impact on above adjustments(4)	—	(1,605)	—	(6,808)
Adjusted net earnings	$23,765	$15,871	$70,183	$40,184

	Three Months Ended		Nine Months Ended
	November 26, 2022	November 27, 2021	November 26, 2022	November 27, 2021
Earnings per diluted common share	$1.07	$0.44	$3.74	$0.78
Worthless stock deduction(1)	—	—	(0.61)	—
Restructuring costs(2)	—	0.14	—	0.95
Impairment of equity investment(3)	—	0.12	—	0.12
Income tax impact on above adjustments(4)	—	(0.06)	—	(0.27)
Adjusted earnings per diluted common share	$1.07	$0.63	$3.13	$1.58

Shares outstanding for EPS	22,278	25,309	22,456	25,459
Per share amounts are computed independently for each of the items presented so the sum of the items may not equal the total amount
(1)    Adjustment related to income tax benefit from worthless stock loss deduction related to the Sotawall business.
(2)    Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $15.4 million of asset impairment charges, $4.3 million of employee termination costs and $1.1 million of other costs associated with these restructuring plans.
(3)    Adjustment for impairment of minority equity investment is a result of the assignment for the benefit of creditors of all of the assets of a company in which Apogee holds a minority interest. The impairment represents a write-down of Apogee’s entire investment in the company.
(4)    Income tax impact calculated using an estimated statutory tax rate of 25%, which reflects the estimated blended statutory tax rate for the jurisdiction in which the charge or income occurred.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin
(Unaudited)
	Three Months Ended November 26, 2022
	Framing Systems Segment			Glass Segment		Corporate	Consolidated
(In thousands)	Operating income		Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$22,089		13.4%	$7,461	9.1%	$(7,930)	$34,761	9.4%

	Three Months Ended November 27, 2021
	Framing Systems Segment			Glass Segment		Corporate	Consolidated
(In thousands)	Operating income		Operating margin	Operating (loss) income	Operating margin	Operating (loss) income	Operating (loss) income	Operating margin
Operating income (loss)	$12,085		8.5%	$(1,277)	(1.7)%	$(6,901)	$17,710	5.3%
Restructuring costs (1)	(44)		—	3,518	4.7	(55)	3,419	1.0
Adjusted operating income (loss)	$12,041	12041000	8.5%	$2,241	3.0%	$(6,956)	$21,129	6.3%

(1) Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $1.3 million of asset impairment charges, $1.4 million of employee termination costs and $0.7 million of other costs associated with these restructuring plans.

	Nine Months Ended November 26, 2022
	Framing Systems Segment			Glass Segment		Corporate	Consolidated
(In thousands)	Operating income		Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$66,266		13.2%	$19,087	8.1%	$(19,351)	$100,049	9.1%

	Nine Months Ended November 27, 2021
	Framing Systems Segment			Glass Segment		Corporate	Consolidated
(In thousands)	Operating income		Operating margin	Operating (loss) income	Operating margin	Operating (loss) income	Operating income	Operating margin
Operating income (loss)	$28,837		6.9%	$(16,143)	(6.8)%	$(18,508)	$30,684	3.1%
Restructuring costs (1)	2,004		0.5	20,909	8.8	1,320	24,233	2.5
Adjusted operating income (loss)	$30,841		7.4%	$4,766	2.0%	$(17,188)	$54,917	5.6%

(1) Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $16.7 million of asset impairment charges, $5.8 million of employee termination costs and $1.7 million of other costs associated with these restructuring plans.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted EBITDA Reconciliation
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	November 26, 2022	November 27, 2021	November 26, 2022		November 27, 2021
Net earnings	$23,765	$11,057	83,885		19,759
Income tax expense	7,854	3,068	8,635		4,821
Interest expense, net	2,590	528	2,904		2,838
Depreciation and amortization	10,477	12,545	31,925		38,353
EBITDA	44,686	27,198	127,349		65,771
Restructuring(1)	—	3,419	—		24,233
Impairment of equity investment(2)	—	3,000	—		3,000
Adjusted EBITDA	$44,686	$33,617	$127,349	127349000	$93,004

(1)    Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $15.4 million of asset impairment charges, $4.3 million of employee termination costs and $1.1 million of other costs associated with these restructuring plans.
(2)    Adjustment for impairment of minority equity investment is a result of the assignment for the benefit of creditors of all of the assets of a company in which Apogee holds a minority interest. The impairment represents a write-down of Apogee’s entire investment in the company.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com